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                                FIRST AMENDMENT

                                       TO

                          FINANCIAL ADVISORY AGREEMENT

         First Amendment to Financial Advisory Agreement dated as of March 31, 1996 (the "Amendment"), among WATERMARC FOOD MANAGEMENT CO., a Texas corporation formerly known as Billy Blues Food Corporation (the "Company"), and SANDERS MORRIS MUNDY INC., a Texas corporation (the "Advisor");

                                  WITNESSETH:

         Whereas, the Company and the Advisor are parties to a Financial Advisor Agreement dated as of January 1, 1995 (the "Advisory Agreement"), pursuant to which the Company has retained the Advisor to provide certain advice and consulting services to the Company; and

         Whereas, the Company and the Advisor wish to extend the term of and amend the Advisory Agreement in certain respects;

         Now, therefore, in consideration of the foregoing premises, the following mutual agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor agree to amend the Advisory Agreement as follows:

         1. Definitions. Capitalized terms used herein shall have the meaning assigned to them in the Advisory Agreement unless otherwise defined herein or the context otherwise requires.

         2. Amendments to the Advisory Agreement. The Advisory Agreement is hereby amended as follows:

         (a) Section 2.1 of the Advisory Agreement is hereby amended by adding the following sentence:

                 Commencing July 1, 1996, the monthly financial advisory fee shall be reduced to $5,000 per 30-day period.

         (b) Section 2.3 of the Advisory Agreement is hereby amended by deleting reference to "$2.50" and substituting in place thereof "$1.00"

         (c) Section 6 of the Advisory Agreement is hereby amended by deleting all references to "eighteen months" in the first and second sentence and substituting in place thereof "36 months."

         (d) The Advisory Agreement is hereby amended by inserting the following new Section 13 immediately after Section 12:
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                 13.      ADDITIONAL AGREEMENTS BY THE COMPANY.

                 (a) Nomination of Director. So long as any of the 12% Subordinated Notes due July 31, 1997 remain outstanding, the Advisor shall have the right to nominate one individual to serve on the Board of Directors of the Company. It is agreed that Michael S. Chadwick shall be deemed the nominee of the Advisor until the first to occur of
         (i) his resignation as a director of the Company or (ii) the termination of his employment with the Advisor. Ghulam M. Bombaywala agrees to vote, whether at an annual meeting of shareholders, by unanimous consent in lieu thereof, or otherwise, all shares of the capital stock of the Company that he may now or hereafter beneficially own, directly or indirectly, in favor of the election as a director of the Company the person designated by the Advisor. If the Advisor so requests, Mr. Bombaywala shall vote all shares of capital stock of the Company that he may at the time beneficially own, directly or indirectly, in favor of (i) the removal of a director previously designated by the Advisor and (ii) the election of a replacement designated by the Advisor. If Mr. Bombaywala votes in favor of the removal of a director designated by the Advisor other than as requested by the Advisor, he shall simultaneously vote all shares of capital stock of the Company that he may at the time beneficially own, directly or indirectly, in favor of the election of a replacement designated by the Advisor.

                 (b) Financial Information. The Company agrees to provide to the Advisor promptly upon their issuance copies of the Company's monthly, quarterly, and annual financial statements and an annual budget with periodic updates.

         3. Amendments to the Advisor's Warrants. Each of the Advisor's Warrants is hereby amended by deleting the number "$2.50" in the first paragraph and substituting in place thereof the number "$1.00."

         4. Representations and Warranties. The Company represents and warrants as follows:

                 (a) The execution, delivery and performance of this Amendment and the Advisory Agreement, as modified by this Amendment, and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Company, (ii) have been authorized by all necessary corporate proceedings on the part of the Company, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule, or regulation to which the Company is subject or any judgment, order, writ, injunction, license, or permit applicable to the Company, and (iv) do not conflict with any provision of the corporate charter or bylaws of the Company or any agreement or other instrument binding upon the Company.

                 (b) The execution, delivery, and performance of this Amendment and the Advisory Agreement, as modified by this Amendment, will result in valid and





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         legally binding obligations of the Company enforceable against it in accordance with the respective terms and provisions hereof and thereof.

                 (c) The execution, delivery, and performance of this Amendment and the Advisory Agreement, as modified by this Amendment, and the consummation by the Company of the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority.

         5. Ratification. Except as expressly amended hereby, the Advisory Agreement and the Advisor's Warrants are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Advisory Agreement shall hereafter be read and construed together as a single document, and all references to the Advisory Agreement or any agreement or instrument related to the Advisory Agreement shall hereafter refer to the Advisory Agreement as amended by this Amendment.

         6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

         7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (without reference to conflict of laws).

         In Witness Whereof, the Company and the Advisor have executed this Amendment as of the date first above written.

                                      WATERMARC FOOD MANAGEMENT CO.

                                      By: /s/ ANGELO PITILLO
                                         ---------------------------------------
                                         Name: Angelo Pitillo
                                              ----------------------------------
                                         Title: President & Chief Operating
                                               ---------------------------------
                                                  Officer
                                               ---------------------------------



                                      SANDERS MORRIS MUNDY

                                      By: /s/ MICHAEL S. CHADWICK
                                         ---------------------------------------
                                      Name: /s/ Michael S. Chadwick
                                           -------------------------------------
                                      Title: Sr. VP
                                            ------------------------------------

                                      /s/ GHULAM M. BOMBAYWALA
                                      ------------------------------------------
                                      Ghulam M. Bombaywala





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